EXHIBIT 99.1

PRESS RELEASE OF INTERNATIONAL PAPER COMPANY

DATED APRIL 25, 2005

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, 203-541-8407

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Announces Resignation of CFO Chris Liddell

STAMFORD, Conn. – April 25, 2005 – International Paper (NYSE:IP) Chairman and Chief Executive Officer John V. Faraci today announced that Senior Vice President and Chief Financial Officer Christopher P. Liddell has resigned from the company and will be joining Microsoft Corp. as its chief financial officer, effective May 9, 2005.

Liddell has held leadership positions in International Paper and its New Zealand affiliate, Carter Holt Harvey, for the past ten years. “Chris has played a pivotal role as the chief executive officer of Carter Holt Harvey, and more recently, as the chief financial officer of International Paper. We will very much miss having Chris on our leadership team, but this is a great opportunity for him. We thank Chris for all of the outstanding contributions he has made to our company and congratulate him on his new role,” Faraci said.

Faraci also announced that Marianne M. Parrs, executive vice president, International Paper, will serve as chief financial officer until a permanent successor to Liddell is named. Parrs, who will retain her current responsibilities as executive vice president, has been with International Paper for 30 years in a variety of roles. She has in-depth business and financial expertise, including four years as the company’s chief financial officer. “I am confident that Marianne will provide outstanding leadership to the finance organization during this transition period,” Faraci said.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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